January 12, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of U.S. Wireless Data, Inc.‘s Form 8-K dated January 7, 2005, and have the following comments:

1.	We agree with the statements made in the second paragraph, the first and third sentences of the third paragraph, and the fourth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph, the second sentence of the third paragraph or the fifth paragraph.

Yours truly,

s/s Deloitte & Touche LLP